CUSIP NO. 602675100	13G	Page 13 of 13

Exhibit 99.2

Item 7 Information

The securities being reported on by the reporting persons herein as parent holding companies are owned, or may be deemed to be beneficially owned as follows:

Company	Type of Company	.
First State Investments (Hong Kong) Limited	IA (HK registered)
First State Investments International Ltd.	IA (US registered)
First State Investment Management (UK) Limited	IA (UK registered)
Colonial First State Investments Limited	IA (Australia registered)
Commonwealth Bank Officers Superannuation Corp Pty Ltd	IA (Australia registered)